William M. Landuyt								EXHIBIT 99


Table I -- Non-Derivative Securities

The Reporting Person also indirectly holds 15,544 shares in the Company's 401(k) plan, 2890 shares in two trusts created by the Reporting Person for his children, and 180,384 shares in the Company's Salary and Bonus Deferral Plan. The Reporting Person also directly holds 123,394 shares and 17,585 shares of unvested Restricted Stock, which may vest over the next three years.

Table II -- Derivative Securities (previously reported)

The Reporting Person was granted an option on May 18, 2001 under the Issuer's Omnibus Incentive Compensation Plan to purchase
176,000 shares of the Issuer's Common Stock at $16.87 per share.

The Reporting Person was granted an option on January 24, 2002 under the Issuer's Omnibus Incentive Compensation Plan to purchase 254,000 shares of the Issuer's Common Stock at $12.24 per share.

The Reporting Person was granted an option on March 31, 2003 under the Issuer's Omnibus Incentive Compensation Plan to purchase 52,800 shares of the Issuer's Common Stock at $11.68 per share.